Exhibit 99.1
Permian Basin Royalty Trust
News Release
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES DECEMBER CASH DISTRIBUTION
     DALLAS, Texas, December 19, 2008 — U.S. Trust, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.110434 per unit, payable on January 15, 2009, to unit holders of record on December 31, 2008.
     This month’s distribution decreased due primarily to a decrease in the price of both oil and gas and a decline in production of oil, but offset by an increase of gas production compared to the previous month. This would primarily reflect production for the month of October.
     The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 51,620 bbls and 223,561 mcf. The average price for oil was $74.66 per bbl and for gas was $6.50 per mcf. Capital expenditures were approximately $1,449,149.67. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales
	Volumes		Average Price
			Oil	Gas
	Oil (bbls)	Gas (mcf)	(per bbl)	(per mcf)
Current Month	51,620	223,561	$74.66	$6.50
Prior Month	54,919	189,187	$101.20	$9.44
     For additional information, including the latest financial reports on Permian Basin Royalty Trust, please visit our website at http://www.pbt-permianbasintrust.com/.
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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
Toll Free — 877.228.5085